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                         [LETTERHEAD OF SHAW PITTMAN]

                                                 December 22, 1999



CNL American Properties Fund, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, FL 32801

          Re: CNL American Properties Fund, Inc. issuance of common stock and notes


Ladies and Gentlemen:


We have acted as counsel to CNL American Properties Fund, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 (File No. 333-74329), as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the offering of (i) up to 27,343,243 shares of the Company's common stock, par value $.01 per share (the "Common Stock") and (ii) one or more series of notes (the "Notes" and with the Common Stock the "Offered Securities"), in connection with the proposed acquisition (the "Acquisition") of the following 16 limited partnerships (the "Income Funds"):

           CNL Income Fund, Ltd.        CNL Income Fund IX, Ltd.
           CNL Income Fund II, Ltd.     CNL Income Fund X, Ltd.
           CNL Income Fund III, Ltd.    CNL Income Fund XI, Ltd.
           CNL Income Fund IV, Ltd.     CNL Income Fund XII, Ltd.
           CNL Income Fund V, Ltd.      CNL Income Fund XIII, Ltd.
           CNL Income Fund VI, Ltd.     CNL Income Fund XIV, Ltd.
           CNL Income Fund VII, Ltd.    CNL Income Fund XV, Ltd.
           CNL Income Fund VIII, Ltd.   CNL Income Fund XVI, Ltd.


This opinion is being provided in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as counsel in connection with the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Offered Securities, and for purposes of this opinion have assumed that such proceedings will be timely completed in the manner presently proposed. In addition, in connection with this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
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CNL American Properties Fund, Inc.
December 22, 1999
Page 2


1. the Registration Statement as filed by the Company with the Securities and Exchange Commission (the "Commission") on March 12, 1999 under the Act, Amendment No. 1 thereto filed with the Commission on June 30, 1999, Amendment No. 2 thereto filed with the Commission on September 27, 1999, Amendment No. 3 thereto filed with the Commission on October 29, 1999 and Amendment No. 4 thereto filed with the Commission on December 22, 1999 (such Registration Statement, as so amended, including the exhibits and annexes thereto, being hereinafter referred to as the "Registration Statement");

2.   the form of Note;

3. the form of the Indenture (the "Indenture"), between First Union National Bank, as Trustee, and the Company, pursuant to which the Notes will be issued;

4. the Amended and Restated Articles of Incorporation, as certified by the State Department of Assessments and Taxation of Maryland;

5. the Amended and Restated Articles of Incorporation, in the form filed as an exhibit to the Registration Statement (the "Pending Articles"), which are being submitted to the stockholders of the Company for approval at a special meeting to be held in the first quarter of 2000;

6.   the bylaws of the Company; and

7. resolutions adopted by the Board of Directors of the Company relating to the transactions contemplated by the Registration Statement.

Based upon our review of the foregoing documents, and subject to the qualifications set forth below, it is our opinion that when the Registration Statement becomes effective:

A. Upon approval by the requisite vote of the stockholders of the Company of the increase in the number of authorized shares of Common Stock to 137,500,000 shares, the filing of the Pending Articles with, and acceptance of the Pending Articles by, the State Department of Assessments and Taxation of Maryland and the issuance and delivery of, and payment for, the shares of Common Stock to be paid to the Income Funds in the Acquisition, as described in the Registration Statement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

B. The issuance of the Notes by the Company has been duly authorized by the Board of Directors and (i) when the terms of the Notes have been duly established by the Indenture, (ii) when the Notes have been duly authenticated by the Trustee, and (iii) when the Notes have been duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter to effect relating to or
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CNL American Properties Fund, Inc.
December 22, 1999
Page 3


     affecting creditors' rights generally and by the application of general principles of equity, whether applied by a court of law or equity.


In reaching this opinion we have assumed, without investigation, the authenticity of documents submitted to us as originals, the conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such documents submitted to us as copies, the genuineness of all signatures and the legal capacities of natural persons. In addition, we have assumed that each of the entities or persons other than the Company and its representatives executing the documents had the power and authority to enter into and perform all of its obligations under such documents, and have also assumed the due execution and delivery of these documents by each such entity or person.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the consent solicitation, which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinions set forth above are based upon and are limited to the laws of New York and Maryland as of the date of this opinion, excluding principles of conflicts of law. We render no opinion with respect to the law of any other jurisdiction. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.



                                               Very truly yours,

                                               /s/ Shaw Pittman

                                               SHAW PITTMAN